Exhibit 99.1

Boot Barn Holdings, Inc. Announces Third Quarter Fiscal Year 2019 Financial Results and Increased Annual Guidance

IRVINE, Calif.--(BUSINESS WIRE)--February 5, 2019--Boot Barn Holdings, Inc. (NYSE:BOOT) today announced its financial results for the third fiscal quarter ended December 29, 2018.

Highlights for the quarter ended December 29, 2018, were as follows:

  Net sales increased 13.0% to $254.0 million.
  Same store sales increased 9.2%, with double-digit growth in e-commerce and high single-digit growth in retail stores.
  Net income was $19.0 million, or $0.66 per diluted share, compared to net income of $20.1 million, or $0.73 per diluted share in the prior-year period. Net income per diluted share in the prior-year period was $0.46 when excluding $0.27 related to tax reform.
  The Company opened two new stores during the quarter.

Jim Conroy, Chief Executive Officer, commented, “Our strong results in the third quarter reflect the continued strength across the country and in nearly all major product categories. Our strong merchandising initiatives, segmented marketing, and solid store operations drove double-digit growth in e-commerce and high single-digit growth in retail stores while expanding our consolidated merchandise margin 120 basis points. Our same store sales trend through the first five weeks of the fourth quarter is in line with our third quarter performance and we continue to hold true to our full-price selling model. Notably, our Texas stores also continue to perform better than company average. We are confident that the strategies we have in place have us well positioned to conclude a very successful fiscal 2019 with a strong fourth quarter performance.”

Operating Results for the Third Quarter Ended December 29, 2018

  Net sales increased 13.0% to $254.0 million from $224.7 million in the prior-year period. The increase in net sales was driven by a 9.2% increase in same store sales, the sales contribution from acquired stores and sales from new stores added over the past twelve months.
  Gross profit was $85.7 million, or 33.7% of net sales, compared to $71.9 million, or 32.0% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales and an increase in merchandise margin rate. Gross profit rate increased primarily from a 120 basis point increase in merchandise margin rate and a 50 basis point decrease in buying and occupancy costs. The higher merchandise margin was driven by more full-price selling and growth in exclusive brand penetration.
  Selling, general and administrative expense was $56.4 million, or 22.2% of net sales, compared to $47.5 million, or 21.2% of net sales, in the prior-year period. The increase in SG&A expenses was primarily a result of additional costs to support higher sales and expenses for both new and acquired stores. As a percentage of net sales, SG&A increased primarily as a result of higher incentive compensation in the thirteen weeks ended December 29, 2018 and a gain from insurance claims in the thirteen weeks ended December 30, 2017 that did not occur in the current year period.
  Income from operations grew 20.1% to $29.3 million, or 11.5% of net sales, compared to $24.4 million, or 10.9% of net sales, in the prior-year period. This increase represents more than 60 basis points of improvement in operating profit margin.
  Net income was $19.0 million, or $0.66 per diluted share, compared to $20.1 million, or $0.73 per diluted share, in the prior-year period, which included $0.27 related to tax reform.
  Opened 2 new stores, bringing the total count at quarter-end to 234 stores in 31 states.

Operating Results for the Nine Months Ended December 29, 2018

  Net sales increased 15.2% to $584.1 million from $507.2 million in the prior-year period. The increase in net sales was driven by a 10.4% increase in same store sales, the sales contribution from acquired stores and sales from new stores added over the past twelve months.
  Gross profit was $188.0 million, or 32.2% of net sales, compared to $155.0 million, or 30.6% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales and an increase in merchandise margin rate. Gross profit rate increased primarily from a 100 basis point increase in merchandise margin rate and 60 basis points of leverage in buying and occupancy costs. The higher merchandise margin was driven by more full-price selling and growth in exclusive brand penetration.
  Selling, general and administrative expense was $140.2 million, or 24.0% of net sales, compared to $120.0 million, or 23.7% of net sales, in the prior-year period. Selling, general and administrative expenses increased primarily as a result of additional costs to support higher sales and expenses for both new and acquired stores. As a percentage of net sales, SG&A increased primarily as a result of higher incentive compensation in the thirty-nine weeks ended December 29, 2018 and a gain from insurance claims in the thirty-nine weeks ended December 30, 2017 that did not occur in the current year period.
  Income from operations grew 36.7% to $47.8 million, or 8.2% of net sales, compared to $35.0 million, or 6.9% of net sales, in the prior-year period. This increase represents 130 basis points of improvement in operating profit margin.
  Net income was $30.3 million, or $1.05 per diluted share, compared to $22.0 million, or $0.81 per diluted share, in the prior-year period, which included $0.27 related to tax reform. Net income per diluted share in the thirty-nine weeks ended December 29, 2018 includes approximately $0.12 per share of tax benefit related to stock option exercises.
  Added 11 stores through new openings and acquisitions and closed three stores.

Balance Sheet Highlights as of December 29, 2018

  Cash of $50.6 million.
  Average inventory per store was up 3.8% on a same store basis compared to December 30, 2017.
  Total net debt of $174.0 million, including a zero balance under the revolving credit facility.

Fiscal Year 2019 Outlook

For the fiscal year ending March 30, 2019, the Company now expects:

  To add 18 new stores, including the 11 stores opened and acquired during the first 9 months of fiscal 2019.
  Same store sales growth of approximately 10%.
  Total sales of $770 million to $773 million.
  Income from operations between $62.0 million and $62.7 million compared to the Company’s prior outlook of between $57.5 million and $60.5 million.
  Interest expense of approximately $16.5 million.
  Net income of $37.7 million to $38.2 million, compared to the Company’s prior outlook of $33.6 million to $35.8 million.
  Net income per diluted share of $1.31 to $1.33 based on 28.8 million weighted average diluted shares outstanding, compared to the Company’s prior outlook of $1.16 to $1.24.

For the fiscal fourth quarter ending March 30, 2019, the Company expects:

  Same store sales growth of 5.0% to 7.0%.
  Total sales of $186 million to $189 million.
  Net income per diluted share of $0.25 to $0.27 based on 28.9 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the third quarter of fiscal year 2019 is scheduled for today, February 5, 2019, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (800) 289-0438. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until March 5, 2019, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 6028469. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 234 stores in 31 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan“, "intend", "believe", “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Boot Barn Holdings, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)

	December 29,	March 31,
	2018	2018
Assets
Current assets:
Cash and cash equivalents	$50,614	$9,016
Accounts receivable, net	8,006	4,389
Inventories	225,241	211,472
Prepaid expenses and other current assets	14,348	16,250
Total current assets	298,209	241,127
Property and equipment, net	97,206	89,208
Goodwill	195,858	193,095
Intangible assets, net	62,992	63,383
Other assets	1,381	1,128
Total assets	$655,646	$587,941
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$-	$21,006
Accounts payable	122,655	89,958
Accrued expenses and other current liabilities	61,558	40,034
Total current liabilities	184,213	150,998
Deferred taxes	15,143	13,030
Long-term portion of notes payable, net	174,005	183,200
Capital lease obligation	6,876	7,303
Other liabilities	20,648	18,804
Total liabilities	400,885	373,335

Stockholders’ equity:
Common stock, $0.0001 par value; December 29, 2018 - 100,000 shares authorized, 28,377 shares issued; March 31, 2018 - 100,000 shares authorized, 27,331 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	-	-
Additional paid-in capital	158,360	148,127
Retained earnings	96,995	66,670
Less: Common stock held in treasury, at cost, 48 and 31 shares at December 29, 2018 and March 31, 2018, respectively	(597)	(194)
Total stockholders’ equity	254,761	214,606
Total liabilities and stockholders’ equity	$655,646	$587,941

Boot Barn Holdings, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 29,	December 30,	December 29,	December 30,
	2018	2017	2018	2017
Net sales	$254,006	$224,732	$584,099	$507,183
Cost of goods sold	168,343	152,795	396,071	352,164
Gross profit	85,663	71,937	188,028	155,019
Selling, general and administrative expenses	56,366	47,542	140,205	120,046
Income from operations	29,297	24,395	47,823	34,973
Interest expense, net	4,011	3,821	12,264	11,268
Other income, net	4	-	4	-
Income before income taxes	25,290	20,574	35,563	23,705
Income tax expense	6,260	425	5,238	1,681
Net income	$19,030	$20,149	$30,325	$22,024

Earnings per share:
Basic shares	$0.67	$0.76	$1.08	$0.83
Diluted shares	$0.66	$0.73	$1.05	$0.81
Weighted average shares outstanding:
Basic shares	28,320	26,674	28,014	26,614
Diluted shares	28,886	27,596	28,775	27,146

Boot Barn Holdings, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirty-Nine Weeks Ended
	December 29,	December 30,
	2018	2017
Cash flows from operating activities
Net income	$30,325	$22,024
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,225	11,619
Stock-based compensation	2,207	1,850
Amortization of intangible assets	499	899
Amortization of debt issuance fees and debt discount	933	895
Loss on disposal of property and equipment	23	73
Damaged asset write-off	103	2,525
Insurance recovery receivable	(99)	(168)
Accretion of above market leases	(20)	(1)
Store impairment charge	455	-
Deferred taxes	2,113	(1,069)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net	(3,522)	(1,866)
Inventories	(7,734)	(17,912)
Inventories purchased in asset acquisitions	(4,163)	(2,752)
Prepaid expenses and other current assets	1,774	736
Other assets	(269)	(183)
Accounts payable	32,761	40,683
Accrued expenses and other current liabilities	21,410	14,416
Other liabilities	1,588	873
Net cash provided by operating activities	$91,609	$72,642
Cash flows from investing activities
Purchases of property and equipment	$(21,826)	$(18,676)
Acquisition of business, net of cash acquired	(4,424)	-
Insurance recoveries for property and equipment	4	697
Net cash used in investing activities	$(26,246)	$(17,979)
Cash flows from financing activities
Payments on line of credit - net	$(21,006)	$(33,274)
Repayments on debt and capital lease obligations	(10,382)	(10,328)
Debt issuance fees paid	-	(520)
Tax withholding payments for net share settlement	(403)	(103)
Proceeds from the exercise of stock options	8,026	653
Net cash used in financing activities	$(23,765)	$(43,572)

Net increase in cash and cash equivalents	41,598	11,091
Cash and cash equivalents, beginning of period	9,016	8,035
Cash and cash equivalents, end of period	$50,614	$19,126

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$397	$470
Cash paid for interest	$11,290	$10,192
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$1,178	$1,249

Boot Barn Holdings, Inc.
Store Count

	Fiscal Year Ended	Fiscal Year Ended	Quarter Ended	Quarter Ended	Quarter Ended
	April 1,	March 31,	June 30,	September 29,	December 29,
	2017	2018	2018	2018	2018
Store Count (BOP)	208	219	226	230	232
Opened/Acquired	12	9	6	3	2
Closed Boot Barn Stores	(1)	(2)	(2)	(1)	-
Store Count (EOP)	219	226	230	232	234

Debt Covenant EBITDA Reconciliation
(Unaudited)

	Thirteen Weeks Ended
	December 29,	September 29,	June 30,	March 31,	December 30,
	2018	2018	2018	2018	2017
Boot Barn's Net income	$19,030	$4,534	$6,761	$6,855	$20,149
Income tax expense/(benefit)	6,260	10	(1,032)	619	425
Interest expense, net	4,011	4,153	4,100	3,808	3,821
Depreciation and intangible asset amortization	4,720	4,573	4,431	4,610	4,263
Boot Barn's EBITDA	$34,021	$13,270	$14,260	$15,892	$28,658

Non-cash stock-based compensation (a)	$791	$804	$612	$398	$597
Non-cash accrual for future award redemptions (b)	526	92	22	(120)	47
Loss/(gain) on disposal of assets (c)	(4)	27	-	179	12
Store impairment charge (d)	150	92	213	83	-
Secondary offering costs (e)	-	-	176	294	-
Boot Barn's Adjusted EBITDA	$35,484	$14,285	$15,283	$16,726	$29,314

Additional adjustments (f)	455	553	935	546	862
Consolidated EBITDA per Loan Agreements	$35,939	$14,838	$16,218	$17,272	$30,176
(a)	Represents non-cash compensation expenses related to stock options, restricted stock awards and restricted stock units granted to certain of our employees and directors.
(b)	Represents the non-cash accrual for future award redemptions in connection with our customer loyalty program.
(c)	Represents loss/(gain) on disposal of assets from store closures.
(d)	Represents store impairment charges recorded in order to reduce the carrying amount of the assets to their estimated fair values.
(e)	Represents professional fees and expenses incurred in connection with the January 2018 and May 2018 secondary offerings.
(f)	Adjustments to Boot Barn's Adjusted EBITDA as provided in the 2015 Golub Term Loan and June 2015 Wells Fargo Revolver include pre-opening costs, franchise and state taxes, and other miscellaneous adjustments.

CONTACT:
Investors:
ICR, Inc.
Brendon Frey, 203-682-8216
BootBarnIR@icrinc.com
or
Media:
Boot Barn Holdings, Inc.
Jim Watkins, 949-453-4428
Vice President, Investor Relations
BootBarnIRMedia@bootbarn.com